Exhibit 4.17

Memo of Supplementary Matters Relating to the Domestic Guaranteed Foreign Loan Agreements Between the Industrial and Commercial Bank of China, Shanghai Huangpu Sub-branch, and Home Inns Hotel Management (Shanghai) Co., Ltd.

Home Inns Hotel Management (Shanghai) Co., Ltd. (below, “Shanghai Home Inns”) applied for an aggregate of RMB 777.2 million in standby letters of credit from the Industrial and Commercial Bank of China, Shanghai Huangpu Sub-branch (below, “Huangpu Sub-branch”) to use as a guarantee for the US$117.0 million loan for which Home Inns & Hotels Management Inc. (“Home Inns Group”) applied to the Industrial and Commercial Bank of China (Europe) S.A., Madrid Branch. Now, the standby letters of credit have been issued in their entirety, and the foreign loan to Home Inns Group has been disbursed in its entirety.

Through amicable negotiations between Shanghai Home Inns and ICBC, the parties have made supplementary explanations of the matters below:

1.	During the term of the guarantee, if Shanghai Home Inns needs to carry out a distribution of profits, it must first notify the Industrial and Commercial Bank of China, Shanghai Huangpu Sub-branch. If other members of Home Inns Group need to carry out a distribution of profits, this requirement does not apply.

2.	Home Inns & Hotels Management Inc. may not make an early repayment of the loans within the first 12 months after they have been disbursed. Beginning from the 13th month, if it needs to make an early repayment of all or a part of the loans, it must apply in writing to the Industrial and Commercial Bank of China (Europe) S.A., Madrid Branch, within 15 business days prior to the proposed date of repayment, and only then may it make the early repayment.

3.	Under circumstances of market stability, the occupancy rate of Home Inns as a whole may not be below 85%; if special circumstances are encountered, the occupancy rate of Home Inns as a whole may be below 85%.

Hereby memorialized.

Below is the page for the stamps of the two parties.

Industrial and Commercial Bank of China, Shanghai Huangpu Sub-branch

[stamp]

Home Inns Hotel Management (Shanghai) Co., Ltd.

[stamp]

July 3, 2013

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